JOHN HANCOCK SERIES TRUST

                                  On behalf of

                          JOHN HANCOCK REAL ESTATE FUND


                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


     It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Real Estate Fund (the "Fund") voted to amend the first paragraph of
Section 5 of the Fund's Investment Management Contract, effective July 1, 2005, as follows:

     5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.80% of the average daily net asset value of the Fund up to $1,500,000,000 of average daily net assets; and (ii) 0.75% of the amount over $1,500,000,000 of average daily net assets.

Executed this 1st day of July, 2005.


                          JOHN HANCOCK SERIES TRUST,
                          On behalf of John Hancock Real Estate Fund



                          By:  /s/Alfred P. Ouellette
                               Alfred P. Ouellette
                               Assistant Vice President and Assistant Secretary



                          JOHN HANCOCK ADVISERS, LLC



                          By:  Brian E. Langenfeld
                               Brian E. Langenfeld
                               Assistant Vice President and Assistant Secretary